NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES $100 MILLION EXPANSION OF 2026
SHARE REPURCHASE PROGRAM

DAVIDSON, N.C. – August 10, 2026 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $100 million expansion of its 2026 share repurchase program, which is now expected to result in annual share repurchases of $160 million in 2026.

“We are pleased to announce this new $100 million expansion of our 2026 repurchase program and increased commitment to share buybacks to reinforce our confidence in Curtiss-Wright’s future growth,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation. “As demonstrated by the recent upward revision in our full-year 2026 guidance across all major financial metrics, we continue to deliver strong operational performance, compound earnings at a mid-teens pace, and generate strong and consistent free cash flow generation. In addition, our healthy balance sheet continues to support disciplined capital allocation emphasizing strategic acquisitions as an accelerator to organic growth, reinvestment in our core operations, and consistent returns to shareholders.”

Under this new program, the Company will repurchase $100 million in additional shares immediately via a 10b5-1 program. The Company continues to execute on its existing $60 million share repurchase program, initiated in January 2026, which is expected to be completed this year. Upon completion of these programs, the Company will have remaining open repurchase authorization of $390 million.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,200 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.